EXHIBIT 5.1

                               OPINION OF COUNSEL
                              REGARDING SECURITIES

                       GREENE RADOVSKY MALONEY & SHARE LLP
                                ATTORNEYS AT LAW
                         A LIMITED LIABILITY PARTNERSHIP
                             FOUR EMBARCADERO CENTER
                                   SUITE 4000
                          SAN FRANCISCO, CA 94111-4100
                            TELEPHONE: (415) 981-1400
                            FACSIMILE: (415) 777-4961


                                 April 19, 2004


ICON Capital Corp.
100 Fifth Avenue, Tenth Floor
New York, NY  10011

Ladies and Gentlemen:

         We have acted as counsel to ICON Capital Corp., a Connecticut corporation ("ICON"), in connection with the offering of Shares (as hereinafter defined) in ICON Income Fund Ten, LLC (the "Company"), which has been formed as a Delaware limited liability company.


         We have participated in the preparation of Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (such registration statement, as amended, being referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), to be filed with the Securities and Exchange Commission (the "Commission") on or about the date hereof covering the issuance of up to an aggregate of 150,000 shares (the "Shares") of limited liability company interests in the Company. We have examined (i) the Certificate of Formation of the Company, (ii) the Operating Agreement of the Company dated as of January 2, 2003, as amended (the "Operating Agreement"), (iii) the prospectus (which includes the sticker and Cumulative Supplement No. 1) constituting part of the Registration Statement (the "Prospectus"), and such other documents pertaining to the Company as we have deemed necessary or appropriate for purposes of rendering this opinion. In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.


         Based upon and subject to the foregoing, and assuming that sales of the Shares will be made in accordance with the terms and conditions stated in the Registration Statement and the Operating Agreement, we are of the opinion that each of the Shares to be issued pursuant to the Operating Agreement will be duly authorized and, when issued and paid for as described in the Prospectus, will be fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name in the Prospectus under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the general rules and regulations of the Commission.

                                             Very truly yours

                                             GREENE RADOVSKY MALONEY & SHARE LLP